LightPath Technologies Announces Quarterly Conference Call and Fiscal 2010 Preliminary Second Quarter Comments

ORLANDO, FL -- (Marketwire - January 21, 2010) - LightPath Technologies, Inc. (NASDAQ: LPTH), manufacturer and integrator of families of precision molded aspheric optics, precision molded infrared optics, GRADIUM® glass products, and high-performance fiber-optic collimators and isolators, reported today that projected results for its second quarter of fiscal 2010 include:

Second Quarter Highlights:

--  Backlog scheduled to ship within the next 12 months is $4.0 million, an increase of $900,000 or 29% as compared to the backlog of $3.1 million on
    December 31, 2008 and an increase of $1.7 million or 74% as compared to the backlog on June 30, 2009.
--  Cash on hand as of December 31, 2009 was $906,000 as compared to $524,000 on December 31, 2008 and $580,000 on June 30, 2009.
--  Revenue for the second quarter of fiscal 2010 was $2.2 million compared to $1.9 million for the same period in fiscal 2009 and up $600,000 or 38%
    from the previous quarter.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "During the second quarter of fiscal 2010 we saw for the second consecutive quarter a significant increase in our backlog. We also experienced revenue growth of 38% over the previous quarter. The order strength continues to come from our work in the Asian markets in industrial laser tools and telecom applications."

LightPath will host a conference call on Thursday, February 4, 2010 at 4:00 p.m. Eastern Standard Time to discuss the Company's financial and operational results for the Second Quarter 2010.

Conference Call Details
Date: Thursday, February 4, 2010
Time: 4:00 p.m. (EST)
Dial-in Number: 1-877-407-8033
International Dial-in Number: 1-201-689-8033
It is recommended that participants phone-in approximately 5 to 10 minutes prior to the start of the 4:00 p.m. call. A replay of the conference call will be available approximately 3 hours after the completion of the call until February 11, 2010. To listen to the replay, dial 1-877-660-6853 if calling within the U.S. and 1-201-612-7415 if calling internationally and enter the account # 286 and the conference ID 342881.

The call is also being webcast and may be accessed at the call organizer website of PrecisionIR at www.precisionir.com.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. LightPath has a strong patent portfolio that has been granted or licensed to us in these fields. LightPath common stock trades on the Nasdaq Capital Market under the stock symbol LPTH. For more information visit www.lightpath.com

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

GRADIUM® is a registered trademark of LightPath Technologies

Contacts:
Dorothy Cipolla
CFO
LightPath Technologies, Inc.
Phone: +1-407-382-4003 x305
Email: dcipolla@lightpath.com
Internet:  www.lightpath.com